UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2019 (February 18, 2019)

WORKHORSE GROUP INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53704	26-1394771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Commerce Drive, Loveland, Ohio	45140
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (513) 297-3640

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On February 19, 2019, the Company announced the appointment of Robert Willison as Chief Operating Officer effective February 18, 2019. Mr. Willison previously served as Director of Fleet Technology for Sysco Corporation. Prior to joining Sysco, Mr. Willison served as the Company’s Director of Research and Development from 2016 until 2018. Prior to joining the Company, Mr. Willison served as a Partner and Chief Technology Officer for Räv Technology LLC from 2014 until 2016. Prior to joining Räv Technology, Mr. Willison served as Director of International Operations and New Business Development for PDi Communication Systems.

Mr. Willison does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Since January 1, 2018, Mr. Willison has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

In connection with his appointment as Chief Operating Officer, the Company entered into a retention agreement (the “Retention Agreement”) with Mr. Willison effective February 18, 2019. Pursuant to the Retention Agreement, Mr. Willison will receive a base salary of $250,000 per year and will be eligible to receive a target performance bonus equal to 50% of his base salary with the potential to increase to 100% or 150% of his base salary assuming pre-determined milestones are met as determined by the Board. Subject to the approval by the Company’s shareholders of the Company’s 2019 Stock Incentive Plan, the Company will grant an option to purchase 400,000 shares of the Company’s common stock that will vest over a four-year period. The stock option award will be granted under the Company’s 2019 Incentive Stock Plan with an exercise price equal to the closing price of the Company’s common stock on the date of shareholder approval of the 2019 Incentive Stock Plan. The shares subject to such options will vest over four years in equal quarterly installments commencing at the end of the calendar quarter in which the 2019 Incentive Stock Plan is approved.

In the event Mr. Willison is terminated without cause or resigns for good reason (as such terms are defined in the Retention Agreement), he will be entitled to severance payments in an amount equal to his base salary plus a prorated portion of his target performance bonus. In addition, any outstanding equity awards will immediately accelerate and vest. The Company will also continue to pay the employer portion of the COBRA premium cost for up to twelve months. In the event Mr. Willison is terminated without cause or resigns for good reason within twelve months following a change in control of the Company (as such term is defined in the Retention Agreement) he shall be entitled to severance benefits described above.

The foregoing summary description of the Retention Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

On February 19, 2019 the Company issued a press release regarding Mr. Willison’s appointment. The press release is filed with this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits:

10.1	Retention Agreement between Robert Willison and Workhorse Group Inc. dated February 18, 2019

99.1	Press Release dated February 19, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORKHORSE GROUP INC.

/s/ Paul Gaitan
Paul Gaitan
Chief Financial Officer

Date: February 19, 2019

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